Exhibit 3.4

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “VENHUB GLOBAL, INC.” FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF AUGUST, A.D. 2024, AT 2:10 O’CLOCK P.M.

4712118 8100F SR# 20243428852	Authentication: 204175098 Date: 08-15-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A WYOMING CORPORATION UNDER THE NAME OF “AUTONOMOUS SOLUTIONS, INC.” TO A DELAWARE CORPORATION, CHANGING ITS NAME FROM “AUTONOMOUS SOLUTIONS, INC.” TO “VENHUB GLOBAL, INC.”,FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF AUGUST, A.D. 2024, AT 2:10 O’CLOCK P.M.

4712118 8100F SR# 20243428852	Authentication: 204175098 Date: 08-15-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY “VENHUB GLOBAL, INC.” IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE FIFTEENTH DAY OF AUGUST, A.D. 2024.

4712118 8300 SR# 20243428852	Authentication: 204175099 Date: 08-15-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION TO A
DELAWARE CORPORATION PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW

ONE: The jurisdiction where the non-Delaware corporation was first formed is the state of Wyoming and the date the non-Delaware corporation first formed is January 31, 2023.

TWO: The jurisdiction immediately prior to filing this Certificate is the state of Wyoming.

THREE: The name of the non-Delaware corporation immediately prior to filing this Certificate is “Autonomous Solutions, Inc.”

FOURTH: The name of the corporation as set forth in the Certificate of Incorporation is “VenHub Global, Inc.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on this _12th_ day of August 2024.

By:	Shahan Ohanessian
Shahan Ohanessian
CEO, Autonomous
Solutions Inc.

State of Delaware Secretary of State Division of Corporations Delivered 02:10 PM 08/15/2024 FILED 02:10 PM 08/15/2024 SR 20243428852 - File Number 4712118

State of Delaware Secretary of State Division of Corporations Delivered 02:10 PM 08/15/2024 FILED 02:10 PM 08/15/2024 SR 20243428852 - File Number 4712118

ARTICLES OF INCORPORATION

OF

VENHUB GLOBAL, INC.

The undersigned, being natural persons more than eighteen years of age, pursuant to Delaware General Corporation Law (the “DGCL”), hereby adopt the following Articles of Incorporation:

FIRST (Corporate Name): The name of the Corporation is:

VenHub Global, Inc.

SECOND (Registered Agent For Service of Process): The Registered Agent for Service of Process shall be Harvard Business Services, Inc., having addresses at 16192 Coastal Highway, Lewes, County of Sussex, Delaware19958.

THIRD (Authorized Shares):

(a)	The Corporation shall be authorized to issue one hundred million shares (100,000,000) Common Stock one hundred thousand (100,000) shares of Class A Preferred Stock, and twenty million (20,000,000) shares of Class B Preferred Stock, each having a par value of$0.001.

(b)	Each Common share shall be entitled to one vote for all matters on which a shareholder vote is requested or required. The Preferred shares shall not be entitled to vote for any matters on which a shareholder vote is requested or required. Common Stock of the company may be issued from time to time without prior approval by the shareholders. The stock of the company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The holders of the Common Stock are entitled to receive the net assets of the Corporation upon dissolution, subject to any adjustment due to any designation of additional classes of shares. The Board of Directors may restructure the issued and outstanding shares with respect to a forward or reverse split, without a shareholders’ meeting, general or special meeting.

(c)	Class A Preferred Stock

a.	The Class A Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or classes of capital stock of the Company not explicitly ranked higher herein; (ii) prior to all of the Company’s Common Stock, (“Common Stock11); (iii) prior to any other class or series of capital stock of the Company hereafter created not explicitly ranked higher herein (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

b.	The Class A Preferred Stock shall be convertible into shares of Common Stock of the Company at a ratio of one thousand (1,000) shares of Common Stock for each share of Class A Preferred Stock at the sole discretion of the holder.

c.	The Holders of Series A Preferred Stock shall have voting rights equal to two thousand (2,000) votes per share.

(d)	Class B Preferred Stock

a.	The Class B Preferred Stock shall have no preferential rank.

b.	The Class B Preferred Stock shall be convertible into shares of Common Stock of the Company at a ratio of one (I) share of Common Stock for each share of Class B Preferred Stock at the sole discretion of the Board of Directors.

c.	The Holders of Series A Preferred Stock shall have voting rights equal to two thousand (2,000) votes per share.

(e)	Each shareholder of record shall have voting rights as described above, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(f)	The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Delaware.

FOURTH (Purposes):

(a)	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Delaware.

(b)	In furtherance of the foregoing purpose, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Delaware. In addition, it may do everything necessary, suitable or proper for the accomplishment of’ any of its corporation purposes.

FIFTH (Name and Address of Incorporator): The name and address of the Incorporator is: Shahan Ohanessian, 518 South Fair Oaks Avenue, Pasadena, CA 91105.

SIXTH (Duration): The Corporation shall have perpetual existence.

SEVENTH (Amendments to Articles ofincorporation): The Board of Directors reserves the right to amend, alter, change, or repeal any provision contained in these Articles ofincorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the Corporation herein are granted subject to this reservation.

EIGHTH (Number ofDirectors): The Board of Directors shall be composed of not less than one (1) nor more than seven (7) directors.

NINTH (Board of Directors Powers): In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized in the following, including, but not limited to:

(a)	The authority to establish Bylaws for the Corporation is hereby expressly vested in the Board of Directors of this Corporation. The Board of Directors shall have the authority to alter and amend the Bylaws, from time to time, as may be necessary to conduct the business of the Corporation without the need to have shareholder approval.

(b)	To authorize and cause to be executed mortgages and lines of credit, with or without limitations as to the amount, upon the real and personal property of the Corporation.

(c)	To authorize and guaranty by the Corporation of the securities, evidences of indebtedness and obligations or other persons, corporations or business entities.

(d)	To set apart from any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

(e)	By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which to the extent provided by resolution or in the Bylaws of the Corporation, shall have and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be set forth and stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors. All the corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise stated herein or in the Bylaws.

TENTH (Indemnification):

(a)	The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of no contest or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b)	The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit ifhe acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c)	To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article XI or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(d)	Any indemnification under (a) or (b) of this Article XI (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs.

(e)	Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f)	The Board of Directors may exercise the Corporation’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

(g)	The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

(h)	The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. If the DGCL are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by DGCL as so amended from time to time.

ELEVENTH (Additional Provisions):

(a)	Shareholder Action Without Meeting: Any action to be taken at any annual or special shareholders’ meeting, may betaken without ameeting, without prior notice and without a vote if written consents are signed by shareholders holding at least a majority (meaning greater than 50%) of the shares entitled to vote on such matter, except however if a different proportion of voting power is required by law, the Articles ofincorporation or these Bylaws, than that proportion of written consents is required. Such written consents must be filed with the minutes of the proceedings of the shareholders of the Corporation.

(b)	Board of Directors Action Without Meeting: made prior or subsequent to such action, by all of the Directors entitled to vote thereon and filed with the minutes of the Corporation shall be the act of the Board of Directors, or any committee thereof, and have the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the Board or committee for all purposes.

IN WITNESS WHEREOF the incorporator has hereunto signed the original in duplicate.

DATED THIS:

08/12/24

Shahan Ohanessia
Shahan Ohanessian - Incorporator

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